Exhibit 10.1

ANDALAY SOLAR, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of December 6, 2015 (the “Effective Date”) by and between Andalay Solar, Inc. (the “Company”), and Edward Bernstein (“Executive”).

1. Duties and Scope of Employment.

(a) Positions and Duties.  As of November 21, 2015 (the “Start Date”), Executive will serve as the Company’s Chief Executive Officer.  Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned to Executive by the Company’s Board of Directors (the “Board”).  The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Board Membership. During the Employment Term, Executive will serve as a member of the Board, subject to any required Board and/or stockholder approval. Executive further agrees to serve without additional compensation as an officer or director of any subsidiaries of the Corporation upon the request of the Board.

(c) Obligations.  During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company.  For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.  Notwithstanding anything to the contrary contained herein, Executive may advise and assist in non-competing businesses so long as such service does not materially interfere with Executive’s ability to perform Executive’s duties under the Agreement.

2. Termination.  Executive’s Employment Term shall terminate:

(a) upon his or her death;

(b) by the Company upon written notice to Executive following his or her Disability (as defined in Section 9(f) below);

(c) by the Company immediately for Cause (as defined in Section 9(a) below);

(d) by the Company upon thirty (30) days written notice, or payment of equivalent pro rata Base Salary (as defined below) in lieu of notice, to Executive for any other reason;

(e) by   Executive’s following written notice to the Company of his or her intention to resign upon giving the Company thirty (30) days prior written notice of such termination (the “Resignation Period”); provided that the Company may at its option waive the Resignation Period and end Executive’s Employment Term with written notice to Executive of its intent to do so together with a payment of an equivalent pro rata Base Salary of one (1) month of compensation due to Executive for the waived Resignation Period.

For avoidance of doubt, the severance provisions of Section 7 apply in addition to this Section on notice or payment in lieu of notice.

3. Compensation.

(a) Base Salary.  During the Employment Term, the Company will pay Executive an annual salary of Two Hundred Fifty Thousand Dollars ($250,000) as compensation for Executive’s services (the “Base Salary”).  The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.  Executive’s salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices. In addition, Company agrees to pay Executive an additional payment for consulting work of up to 40 hours performed prior to the Effective Date, at a pro rata hourly rate based on the annual salary.

(b) Target Bonus.  Executive will be eligible to receive an annual bonus payable in cash or equity.  Any bonus that may be awarded will be in the sole and absolute discretion of both the Compensation Committee and the Board of Directors of the Company and its compensation committee (the “Compensation Committee”). The amount of such bonus shall depend on the achievement by the Executive and/or the Company of certain objectives to be established by the Board or the Compensation Committee in consultation with the Executive, along with such other factors the Board and Compensation Committee deems relevant.

(c) Sale of Company Bonus.

(i) Definitions.  For purposes of this Section 2, the terms below shall be defined as follows:

(1) "Cause" shall have the meaning set forth in Section 9(a) of the Employment Agreement.

(2) "Percentage" shall mean 10 (ten) percent.

(3) “Sale of the Company” shall mean the sale by the Company of substantially all of its assets to a third party, the sale by the equity holders of Company of substantially all of the equity of Company to a third party, the merger of the Company with and into a third party and/or any other transaction which results in a change in over 50% of the voting control of the Company.

(4) “Sale of Company Bonus Conditions” shall mean that either (x) Executive remains employed with Company as of the date of consummation of a Sale of the Company (the "Sale Closing Date"), or (y) Executive’s employment with Company was terminated by Company without Cause during the period beginning on the date on which is one-hundred and twenty (120) days prior to the Sale Closing Date and ending on the Sale Closing Date;

(5) “Sale Proceeds” shall mean the cash and equity proceeds paid to the Company and/or its equity holders in connection with any Sale of the Company minus (i) all Company indebtedness owing to banks or other financial institutions that is not assumed by the purchaser in such Sale of the Company, and (ii) fees paid by Company to its legal counsel and/or investment bank in connection with such Sale of the Company.

(ii) Sale Bonus.  In the event of a Sale of the Company, the Company shall, so long as the Sale of Company Bonus Conditions have been met, pay to Executive an amount equal to the aggregate Sale Proceeds (including the value of any equity included within the Sale Proceeds) multiplied by the Percentage (the "Sale Bonus").  The Sale Bonus, if earned as described above, shall be due and owing to Executive no later than 30 days following the consummation of any Sale of the Company.

(iii) Deferred Sale Proceeds.  In the event that any Sale Proceeds are to be paid to Company or Company's equity holders on a deferred basis subsequent to the Sale Closing Date (whether pursuant to an earn-out, seller promissory note, escrow, hold-back or for any other reason), the pro rata portion of the Sale Bonus which would otherwise have been payable to Executive out of the Sale Proceeds will also be held back until the corresponding additional Sale Proceeds payments are made to Company or Company's equity holders.

(d) Stock Option.  Within 90 days after the Effective Date, the Board will recommend that Executive be granted a stock option to  shares of the Company’s common stock in an amount to be determined in its reasonable discretion. Such option shall be at an exercise price equal to the fair market value on the date of grant (the “Option”).   Subject to the accelerated vesting provisions set forth herein, the Option will commence vesting  as to as to one sixteenth (1/16th) of the shares subject to the Option three (3) months after the grant date, and as to another one sixteenth (1/16th) of the shares subject to the Option three (3) months thereafter (the ‘Second Option Date”) and quarterly  thereafter on the first day of the first month of the quarter after the Second Option Date ), so that the Option will be fully vested and exercisable four years  from the grant date, subject to Executive continuing to provide services to the Company through the relevant vesting dates.  The Option will be subject to the terms, definitions and provisions of the Company’s 2006 Equity Incentive Plan (the “Option Plan”) and the stock option agreement by and between Executive and the Company (the “Option Agreement”), both of which documents are incorporated herein by reference.

4. Employee Benefits.  During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company.  The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5. Vacation.  Executive will be entitled to vacation of twenty (20) business days per year in accordance with the Company’s vacation policy, with the timing and duration of specific days off mutually and reasonably agreed to by the parties hereto.

6. Expenses.  The Company will reimburse Executive for reasonable and necessary travel, entertainment or other expenses, incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Severance.

(a) Termination for other than Cause, Death or Disability.  If the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause, death or Disability (as defined in Section 9(f) below), then, subject to Section 8, Executive will be entitled to: (i) receive continuing payments of severance pay at a rate equal to Executive’s Base Salary, as then in effect, for six (6) months from the date of such termination, which will be paid in accordance with the Company’s regular payroll procedures; (ii) if Executive timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage for Executive and Executive’s covered dependents for six (6) months from the date of Executive’s termination of employment or such earlier date if Executive no longer constitutes a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Code); and (iii) accelerated vesting as to 50% of Executive’s outstanding unvested stock options; provided that this Section 7(a)(iii) shall be superseded by Section 7(b)(C) below if the termination were upon or within twelve (12) months following a Change of Control.

(b)      Termination in the Event of a Change of Control.  If upon or within twelve (12) months following a Change of Control (i) the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause, death or Disability, or (ii) the Executive resigns from such employment for Good Reason, then, subject to Section 8, Executive will be entitled to: (A) receive the continuing payments of severance pay as described in Section 7(a)(i) above;  (B) receive the reimbursements for Executive’s COBRA premiums as described in Section 7(a)(ii) above; and (C) accelerated vesting as to 50% of Executive’s outstanding unvested stock options; provided, however that if the closing price of the Company’s common stock on the date of the termination is at least three (3) times the exercise price of the unvested options held by Executive, then the accelerated vesting shall be as to 100% of Executive’s outstanding unvested options.

(c)      Termination for Cause, Death or Disability; Resignation without Good Reason.  If Executive’s employment with the Company (or any parent or subsidiary or successor of the Company) terminates voluntarily by Executive (except upon resignation for Good Reason upon or within twelve (12) months following a Change of Control), for Cause by the Company or due to Executive’s death or Disability, then (i) all vesting will terminate immediately with respect to Executive’s outstanding equity awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

(d)      Exclusive Remedy.  In the event of a termination of Executive’s employment with the Company (or any parent or subsidiary or successor of the Company), the provisions of this Section 7 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement.  Executive will be entitled to no severance or other benefits upon termination of employment with respect to acceleration of award vesting or severance pay other than those benefits expressly set forth in this Section 7.

8. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims.  The receipt of any severance pursuant to Section 7(a) or (b) will be subject to Executive signing and not revoking a standard separation agreement and release of claims with the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”).  If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement.  In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.

(b) Nonsolicitation. The receipt of any severance benefits pursuant to Section 7(a) or (b) will be subject to Executive not violating the provisions of Section 11.  In the event Executive breaches the provisions of Section 11, all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 7(a) or (b) will immediately cease.

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Code Section 409A, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 8(c)(iii).  Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

(iii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.

(v) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

(vi) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(d) Confidential Information Agreement.  Executive’s receipt of any payments or benefits under Section 7 will be subject to Executive continuing to comply with the terms of Confidential Information Agreement (as defined in Section 10).

(e) No Duty to Mitigate.  Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

9. Definitions.

(a) Cause.  For purposes of this Agreement, “Cause” shall be determined by a majority vote of the Board of Directors of the Company in its reasonable discretion and judgment and shall be defined as (i) an act of material dishonesty made by Executive in connection with Executive’s responsibilities as an employee, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Executive’s gross misconduct, (iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; (v) Executive’s willful, material uncured breach of any obligations under any written agreement or covenant with the Company; or (vi) Executive’s continued failure to perform Executive’s employment duties after Executive has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed Executive’s duties and has failed to cure such non-performance to the Company’s satisfaction within ten (10) business days after receiving such notice.

(b) Change of Control.  For purposes of this Agreement, “Change of Control” of the Company is defined as:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iii) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.

(c) Code.  For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

(d) Disability. For purposes of this Agreement, “Disability” means the Executive’s incapacity, due to physical or mental illness, which results in Executive having been absent from fully performing his duties with the Company for a continuous period of more than sixty (60) days or more than ninety (90) days in any period of three hundred sixty-five (365) consecutive days. In the event that the Company  intends to terminate the employment of Executive by reason  of Disability, the Company shall give the Executive no less than thirty (30) days’ prior written notice of the Company’s  intention to terminate Executive’s employment.  The Executive agrees, in the event of any dispute hereunder as to whether a Disability exists, and if requested by the Company, to submit to a physical examination in the state of the Company’s executive offices by a licensed physician selected by mutual agreement between the Company and the Executive, the cost of such examination to be paid by the Corporation.  The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose.  If the Executive refuses to submit to appropriate examinations by such physician at the request of the Company, the determination of the Executive’s Disability by the Company in good faith will be conclusive as to whether such Disability exists.  This Agreement shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent that it is applicable) and any applicable laws regarding disability.

(e)           Good Reason.  For the purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (i) a material reduction of Executive’s duties, position or responsibilities, or the removal of Executive from such position and responsibilities, either of which results in a material diminution of Executive’s authority, duties or responsibilities, unless Executive is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains as such following a Change of Control but is not made the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason”; (ii) a material reduction in Executive’s Base Salary (in other words, a reduction of more than ten percent (10%) of Executive’s Base Salary in any one year); or (iii) a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than thirty (30) miles from Executive’s then present location will not be considered a material change in geographic location.  Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

(f)           Section 409A Limit.  For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of his or her termination of employment as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s employment is terminated.

10.      Confidential Information.  Executive agrees to enter into the Company’s standard Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”) upon commencing employment hereunder.

11. Non-Solicitation.  Until the date one (1) year after the termination of Executive’s employment with the Company for any reason, Executive agrees not, either directly or indirectly, to solicit, induce, attempt to solicit, recruit, or encourage any employee of the Company (or any parent or subsidiary of the Company) to leave his or her employment either for Executive or for any other entity or person.  Executive represents that he (i) is familiar with the foregoing covenant not to solicit, and (ii) is fully aware of Executive’s obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

12. Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

13. Notices.  All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Andalay Solar, Inc.
2071 Ringwood Ave. Unit C
San Jose, CA 95131
Attn: Mark Kalow

If to Executive:

at the last residential address known by the Company.

14. Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

15. Arbitration.

(a) Arbitration.  In consideration of Executive’s employment with the Company, its promise to arbitrate all employment-related disputes, and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company or termination thereof, including any breach of this Agreement, will be subject to binding arbitration in San Francisco under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law.  The Federal Arbitration Act shall also apply with full force and effect, notwithstanding the application of procedural rules set forth under the Act.

(b) Dispute Resolution.  Disputes that Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims.  Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(c) Procedure.  Executive agrees that any arbitration will be administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). If any Party is authorized by the JAM Rules to nominate, select, approve or disapprove an arbitrator but fails to do so within thirty (30) days after filing of the demand for arbitration, such arbitrator shall be appointed by JAMS upon request of the other Party. The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing.  The arbitrator shall have the power to award any remedies available under applicable law, and the arbitrator shall not award attorneys’ fees and costs to the prevailing party, unless mutually agreed to by the Parties.  The Company will pay for any administrative or hearing fees charged by the administrator or JAMS, and all arbitrator’s fees, except that Executive shall pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fee as Executive would have instead paid had Executive filed a complaint in a court of law.  Executive agrees that the arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure and the California Evidence Code, and that the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to the rules of conflict of law.  To the extent that the JAMS Rules conflict with California law, California law shall take precedence.  The arbitrator shall issue a written decision on the merits that shall be consistent with and supported by the facts and the law. Any arbitration under this Agreement shall be conducted in California. The arbitrator also shall have the power to impose sanctions for abuse or frustration of the arbitration process, including the refusal to comply with orders of the arbitrator relating to discovery and compliance with subpoenas.  The arbitrator shall render its award within thirty (30) days from the completion of presenting the evidence at the hearing or within one hundred twenty (120) days of the filing of the demand for arbitration, whichever occurs sooner, unless the Parties agree in writing to an extension.

(d) Remedy.  Except as provided by the Act, arbitration shall be the sole, exclusive, and final remedy for any dispute between Executive and the Company.  Accordingly, except as provided by the Act and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.  Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(e) Administrative Relief.  Executive is not prohibited from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board.  However, Executive may not pursue court action regarding any such claim, except as permitted by law.

(f) Voluntary Nature of Agreement.  Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.  Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL.  Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

16. Integration.  This Agreement, together with the Option Plan, Option Agreement and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.  With respect to stock options granted on or after the date of this Agreement, the acceleration of vesting provisions provided herein will apply to such stock options except to the extent otherwise explicitly provided in the applicable stock option agreement. This Agreement may be modified only by agreement of the parties by written instrument executed by all of the parties to this Agreement.

17. Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

18. Indemnification.  Subject to Board approval, the Company will enter into an agreement with Executive providing for indemnification of Executive to the extent he is made or is threatened to be made a party to any proceeding by reason of Executive’s position with the Company, on terms and conditions approved by the Board.

19. Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

20. Tax Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

21. Governing Law.  This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

22. Acknowledgment.  Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

23. Counterparts.  This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

ANDALAY SOLAR, INC.

By:           /s/ Mark Kalow                                                                           Date:           12/6/2015

Name &Title:                                           Mark Kalow, Chairman of the Board of Directors

EXECUTIVE:

/s/ Edward Bernstein                                                                                                Date:           11/19/2015
Edward Bernstein

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT